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                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                             THE MEXICO FUND, INC.
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               (Name of Registrant as Specified In Its Charter)


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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:





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                             THE MEXICO FUND, INC.

                             1775 Eye Street, N.W.
                           Washington, DC 20006-2401

                                 March 5, 2001

Dear Shareholder:

  We are writing today to inform you of recent initiatives the Board of Directors of The Mexico Fund, Inc. (the "Fund") has undertaken on your behalf.

Periodic Repurchases of Fund Shares from Shareholders

  On March 2, 2001, the Fund filed with federal regulatory authorities applications seeking necessary approval to conduct periodic in-kind repurchases of Fund shares. The Board of Directors has approved a policy whereby the Fund would offer to repurchase a previously disclosed percentage of Fund shares from shareholders at least annually and as frequently as quarterly. Shareholders able to participate would have a period of time in which to submit their shares for repurchase. Participating shareholders would receive not less than 98% of net asset value for their shares in order to reflect the costs of conducting the repurchase offers. Shareholders would receive a pro-rata "slice" of the Fund's portfolio securities in return for their repurchased shares. In other words, in exchange for shares of the Fund, shareholders would receive actual shares of Mexican companies from the Fund's portfolio, generally in proportion to the interest represented by the shares submitted for repurchase. The Board of Directors would regularly review the policy to determine if the frequency of repurchases and the percentage of shares offered for repurchase is adequate. To participate, a shareholder may have to tender a significant minimum number of shares.

  The Board of Directors of the Fund believes that periodic repurchases on the terms provided above would be in the best interests of the Fund's long-term shareholders. Repurchases with proceeds paid in portfolio securities of the Fund would not require liquidation of the Fund's investments to pay for the repurchases as would be the case if repurchases were paid in cash. The Fund could continue to focus on its investment objective without having to maintain cash reserves or liquid investments which may not be desirable or available in the Mexican securities market. Also, shareholders would know in advance the frequency of the repurchases and the amounts to be repurchased which provides more certainty and predictability than open market repurchases.

Performance Fee

  In addition, the Board of Directors has approved modifying the Investment Management and Advisory Agreement with the Fund's investment adviser to incorporate a performance fee component to the Fund's advisory fee. The Fund would continue to pay its investment adviser a base advisory fee (which is currently among the lowest for a closed-end actively managed fund), but this fee would be adjusted upward or downward depending upon the Fund's performance against its benchmark, the IFCG Mexico Index calculated by Standard & Poor's. The Board of Directors believes that the performance fee provides additional incentive to the Investment Adviser in managing the Fund's portfolio and is in the best interests of shareholders.

Implementation of Periodic Repurchase and Performance Fee

  We will be seeking your approval to implement the performance fee and the periodic repurchase policy. We anticipate holding a special shareholders' meeting to vote on these two new initiatives once the regulatory authorities have provided us with a response to our requests that will permit the Board of Directors to determine the final details of the periodic repurchase policy. While we cannot predict the timing of the responses from the regulatory authorities, we hope to schedule the special shareholders' meeting later this year.
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Other Initiatives

  The two initiatives discussed above represent continuing steps the Board of Directors has taken to respond to developments in the Mexican securities markets and the concerns of all shareholders.

  In August 2000 the Fund commenced a Stock Repurchase Program which permitted the Fund to purchase up to ten percent of its outstanding shares in the open market. As of January 31, 2001, the Fund had repurchased seventy-seven percent of this amount or 3.9 million shares. The periodic repurchase policy announced today is different because under it, the Fund would repurchase shares directly from shareholders in accordance with terms publicly announced in advance and repurchases would not require any sale of Fund assets to generate cash.

  In October 2000, shareholders approved converting the Fund to a non-diversified fund and adopting a concentration policy. The Board of Directors recommended these changes in the structure of the Fund to provide the Fund with greater flexibility to respond to Mexico's involvement in the globalized economy and the changing nature of the securities markets.

Recent Results

  During 2001, the Fund has performed consistently with its benchmark partly as a result of the structural changes. Moreover, in the last six months, aided by the structural changes and the repurchase program, the Fund's market discount has narrowed from 31% on July 31, 2000 to 17.9% as of February 28, 2001.

Annual Meeting of Shareholders--March 22, 2001

  You should have received a proxy statement for the Fund's upcoming Annual Meeting of Shareholders on March 22, 2001. If you did not, please telephone the Fund's information agent at 1-800-607-0088 to obtain a copy. The Board of Directors of your Fund believes that the new initiatives announced in this letter are in the best interests of all of the Fund's shareholders and appropriately consider the nature of the Fund and the market in which it invests. The Board has considered the exchange-traded fund structure proposed by a Fund shareholder in the proxy statement and believes it is neither legally nor practically feasible. The Board of Directors hopes that you agree and will vote your shares in accordance with the recommendations made by the Board in the Proxy Statement (FOR Proposals 1 and 2 and AGAINST Proposal 3).

  Please take a few minutes to review the proxy statement and return your proxy card today. If you have any questions regarding the proposals to be voted on or need assistance in completing your proxy card, please contact the Fund's representatives at 1-800-607-0088.

  Thank you for investing with us and for your continuing support.

                             Sincerely,



/s/ Jose Luis Gomez Pimienta                    /s/ Juan Gallardo
Jose Luis Gomez Pimienta                        Juan Gallardo
President                                       Chairman of the Board



                                       2
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                        Please date, sign and mail your
                     proxy card back as soon as possible!

                        Annual Meeting of Shareholders
                             THE MEXICO FUND, INC.

                                March 22, 2001


                             THE MEXICO FUND, INC.

            Proxy Solicited on Behalf of the Board of Directors for
                        Annual Meeting of Shareholders

     The undersigned shareholder of The Mexico Fund, Inc., a Maryland corporation (the "Fund"), hereby appoints Jose Luis Gomez Pimienta and Sander M. Bieber and each of them proxies of the undersigned, with full power of substitution, to vote and act in the name and stead of the undersigned at the Annual Meeting of Shareholders of the Fund, to be held at 30 Rockfeller Plaza, 23rd Floor, New York, New York 10112, on March 22, 2001 at 2:00 P.M., New York City time, and at any and all adjournments thereof, according to the number of votes the undersigned would be entitled to cast if personally present.

     The shares represented by this proxy will be voted in accordance with instructions given by the shareholder, but if no instructions are given, this proxy will be voted in favor of proposals 1 and 2 and against proposal 3 as set forth in this proxy.

     The undersigned hereby revokes any and all proxies with respect to such shares heretofore given by the undersigned. The undersigned acknowledges receipt of the Proxy Statement dated February 22, 2001.

                          (Continued on reverse side)



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                Please Detach and Mail in the Envelope Provided
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A [X] Please mark your votes as in this example.

The Board of Directors of the Fund recommends that Shareholders vote FOR proposals 1 and 2 and AGAINST proposal 3.

1. Election of the nominees             Nominees:
   listed at right to serve                    Robert L. Knauss
   as members of the Fund's                    Jose Luis Gomez Pimienta
   Board of Directors, as                      Claudio X. Gonzalez
   Class II Directors, for
   a term expiring in 2004
   and until their successors
   are elected and qualified;

FOR        WITHHELD
[_]          [_]


For, except as marked to the contrary below:

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2. Ratification of the selection of Arthur Andersen LLP as independent public accountants of the Fund for the fiscal year ending October 31, 2001.

  FOR    AGAINST    ABSTAIN
  [_]      [_]        [_]


3. To consider a shareholder proposal that the shareholders of the fund recommend that the Board of Directors consider implementing a policy that on any business day, any unit of 100,000 shares of the Fund's stock may be delivered to the Fund in exchange for proportionate amounts of the underlying assets securities and money) represented by the unit (adjusted for accrued but unpaid income and expenses).

  FOR    AGAINST    ABSTAIN
  [_]      [_]        [_]


4. In their discretion of the above named proxies, such other business as may properly come before the Meeting or any adjournment thereof.


SIGNATURE(S)_______________________________________DATED________________

NOTE: Please sign, date and return promptly. Signature(s) should be exactly as name or names appear on proxy. If shares are held jointly, each holder should sign. If signing as attorney, executor, administrator, trustee or guardian, please give full name.